Exhibit 10.10
BUSINESS DEVELOPMENT AGREEMENT
     THIS BUSINESS DEVELOPMENT AGREEMENT (“Agreement”) is made and entered into as of the of 2006, to be effective as of the “Effective Date” hereinafter defined, by and between ZBB ENERGY CORPORATION, a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as the “Company”), whose address is N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin 53051; and 41 BROADWAY ASSOCIATES LLC, a Delaware limited liability company (hereinafter referred to as the “Consultant”), having an address c/o Wharton Equity Partners, LLC, 520 Madison Avenue, New York, New York 10022. The Company, the Consultant and its Members who have executed this Agreement on the signature page hereof are sometimes collectively referred to herein as the “Parties.”
     WHEREAS, the Company is engaged in the business of developing and manufacturing distributed energy storage systems and solutions based upon the Company’s proprietary zinc-bromine rechargeable electrical energy storage technology (the “ZBB Storage Systems”); and
     WHEREAS, the Consultant and its members are experienced in assisting public companies in financial advisory, strategic business planning; establishment of strategic business alliances and investor relations services; and
     WHEREAS, the Parties agree, after having a complete understanding of the services desired and the services to be provided, that the Company desires to retain Consultant to provide such assistance through its services for the Company, and the Consultant is willing to provide such serves to the Company; and
     WHEREAS, the Consultant is desirous of purchasing shares of common stock, $0.01 par value per share of the Company (the “Common Stock”) and the Company is willing to sell to the Consultant or its affiliates certain shares of Common Stock, all upon the terms and subject to the conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
     1.   Duties and Involvement.
(a)   The Company hereby engages consultant to provide business development services related to the development, financing and marketing of the ZBB Storage Systems and the growth of its revenues, profits and stockholders’ equity (the “Services”). Such Services shall include, without limitation: (i) preparation of one or more business plans for the establishment of international strategic alliances to market the ZBB Storage Systems to utilities, government instrumentalities, municipalities and other commercial users of electricity; (ii) introduction of the Company and its executive management to potential purchasers and other customers for ZBB Storage Systems, including recognized experts in the energy industry and others who can assist the Company in developing strategic manufacturing and marketing relationships; (iii) introducing the Company to utilities, government instrumentalities, municipalities or other commercial users of electricity in connection with one or more potential joint ventures, strategic alliances, sales or installation of ZBB Storage Systems or other transactions, and coordination the negotiation of such transactions or relationships, (iv) consulting on purchase orders, strategic alliances, potential acquisitions or other business combinations; (v) investor support, strategic business planning, broker relations, conducting due diligence meetings, attendance at conventions and trade shows, assistance in the preparation and dissemination of press releases and stockholder communications; (vi) review and advise on the capital structure for the Company; (vii) recommending of financing alternatives and sources; (viii) consultation on corporate finance and/or investment banking issues; and (ix) arranging for the preparation of corporate profiles and fact sheets, financial analyst and newsletter campaigns, conferences, seminars, investor conferences and institutional conferences and press releases.
     (b)  The Consultant will undertake to provide the Company with Services during the Term of this Agreement that shall have a fair market value of not less than (U.S.)$625,000.
     (c)  In connection with the rendering of the Services, the Company recognizes that neither the Consultant nor any of its Members is engaged in the business of stock brokerage, investment advice, underwriting, banking, or insurance, or other activities that may require registration under either the Securities Act of 1933, as amended (hereinafter the “Securities Act”) or the Securities and Exchange Act of 1934, as amended (hereinafter the “Exchange Act”), or regulation under other federal or state securities laws. Accordingly, except for payment of the “Compensation” hereinafter described the Consultant shall not be entitled to receive any fees, commissions or other remuneration based on providing any the aforementioned Services.
     (d)  Each of the Consultant and the Company recognize that Consultant’s Services will include working on various projects that may be assigned to the Consultant by the Company. Consultant shall obtain the approval of Company prior to the commencement of a new project.
   2.     Purchase of Subject Shares.
     (a)  In consideration for the payment made pursuant to Section 2(b) below and the Services to be rendered to the Company during the Term of this Agreement, the Consultant shall be entitled to receive from the Company up to an aggregate of (i) 10,000,000 shares of Common Stock of the Company, less (ii) that number of shares of Common Stock representing 75% of any shares of Common Stock of the Company that may be issued to Adam Weis in connection with a $500,000 secured loan made by such Person to the Company prior to the Effective Date (the “Subject Shares”). The Subject Shares shall be evidenced by one or more stock certificates of the Company registered in the name of the Consultant or the holders of members’ equity interests in the Consultant (the “Members”), as the Consultant may direct the

Company in writing. On the Effective Date of this Agreement the Company shall issue to the Consultant or its designated Members an aggregate of 5,000,000 of the Subject Shares which shall be deemed to be fully paid and earned by the Consultant.

(b) The purchase price for all of the Subject Shares shall be sum of (U.S.)$625,000 (the “Purchase Price”). Such Purchase Price shall be paid by the Consultant as follows: (i) (U.S.)$62,500 shall be paid in cash to the Company on the Effective Date of this Agreement by one or more checks payable to the Company, and (ii) (U.S.)$562,500 shall be paid by the Consultant rendering the Services contemplated by this Agreement.

(c) The balance of the Subject Shares shall be issued by the Company on the Effective Date, but shall be held in escrow by the Company (the “Escrowed Subject Shares”) and shall be subject to redemption by the Company, for $0.001 per share (the “Redemption Price”), pursuant to the provisions of Section 4 of this Agreement.

(d) On the Effective Date, the Consultant and its Members shall execute and deliver to the Company a proxy coupled with an interest to vote the Escrowed Subject Shares in such manner as a majority of the board of directors of the Company shall determine, until such time as the Escrowed Subject Shares, or portions thereof, shall have been released from escrow and delivered to the Consultant or its Members.

(e) This agreement is subject to approval of the Company’s stockholders at a Stockholders Meeting in accordance with the listing rules of the Australian Stock Exchange Limited.

3.  Expense Allowance and Success Fee.

(a) On the Effective Date of this Agreement, the Company shall pay to the Consultant the sum of $100,000 as a non-accountable expense allowance in connection with the fees and other expenses to be incurred by the Consultant in performing its Services throughout the Term of this Agreement.

(b) In the event that during the Term of this Agreement, or within one year after the expiration of the Term of this Agreement, the Company shall consummate one or more of the transactions described herein (a “Listed Transaction”) from a source directly or indirectly introduced to the Company by the Consultant or any of its Members, in addition to the Subject Shares, the Company shall pay to the Consultant, or any Member(s) thereof as directed by the Consultant, a cash success fee equal to seven percent (7%) of the gross proceeds actually received by the Company or gross revenues actually generated by the Company or any Affiliate of the Company from such Listed Transaction, up to a maximum cash success fee of $250,000 (the “Success Fee”). As used herein the term “Listed Transaction” shall mean and include: (i) the consummation of a senior secured or mezzanine debt financing; or (ii) the consummation of any joint venture, strategic alliance, sales order or other transaction with a utility, government instrumentality, municipality or other commercial user of electricity, involving the sale or installation of ZBB Storage Systems. In addition, a “Listed Transaction” may include such other services or arrangements (including the amount and method of payment of the Success Fee) as may, from time to time, be mutually agreed upon between the Company and the Consultant or any Member thereof. Notwithstanding the foregoing provisions of this Section 3(b), any of the above Listed Transaction(s) shall be entered into and consummated by the Company only upon such terms and conditions as shall be acceptable to the board of directors of the Company in the exercise of its sole and absolute discretion, and no Success Fee shall be payable hereunder unless the Company so elects to consummate a Listed Transaction.

4.  Redemption of Certain Subject Shares.

(a) Subject at all times to the provisions of Section 4(b) below, the Escrowed Subject Shares shall be subject to redemption by the Company, at the Redemption Price, at any time during the thirty (30) day period commencing January 1, 2007 and ending January 31, 2007 (the “Redemption Period”) if, in the exercise of the sole and good faith discretion of the Board of Directors of the Company, the fair value of all of the Services actually provided by the Consultant to the Company during the 12 consecutive months following the Effective Date of this Agreement shall be less than $625,000. The fair value of the Services shall be before giving effect to any discount in the value of the Subject Shares by reasons of their restrictions on sale and risk of forfeiture.

(b) Notwithstanding the provisions of Section 4(a) above, in the event that at any time during the 12 month period following the Effective Date of this Agreement, directly or indirectly through the performance of the Services by the Consultant or its Members, the stockholders’ equity of the Company as at January 31, 2006 shall be increased during the Term of this Agreement by (U.S.) six million dollars ($6,000,000) or more, whether through one or more financings on terms and conditions satisfactory to the Board of Directors of the Company, joint ventures, revenues from operations or other means, then and in such event, none of the Escrowed Subject Shares shall be subject to redemption and all Escrowed Shares shall be promptly delivered to the Consultant or its Members.

(c) As used in this Section 4 and elsewhere in this Agreement, the term “stockholders’ equity” shall mean the consolidated stockholders’ equity and net worth of the Company and all of its subsidiaries, representing its total consolidated assets less its total consolidated liabilities; provided, that for purposes of calculated such “stockholders’ equity” (i) extraordinary gains or extraordinary or non-recurring losses from the sale or write-off of tangible or intangible assets, and (ii) charges to earnings resulting from the value of the Services provided in this Agreement shall be excluded.

(d) The Consultant acknowledges and agrees that in the event that (i) there is currently no public market for the Company’s Common Stock in the United States, and (ii) none of the Subject Shares may be sold by the Consultant or its Members on the Australian Stock Exchange for a minimum period of two (2) years following the Effective Date, and then only with the prior approval of the ASX. The Consultant further acknowledges that none of the shares of Common Stock issued to it or its Members under this Agreement have been registered under the Securities Act and that such Common Stock may not be sold absent a registration statement declared effective by the SEC under the Securities Act or an opinion of counsel to the Company that such sales or transfers may be effected without registration under the Securities Act. In addition, all stock certificates evidencing the Subject Shares shall bear the following legend:

The securities represented by this certificate have not been registered under either the Securities Act of 1933 or applicable state securities laws and may not be sold, transferred, assigned, offered, pledged or otherwise distributed for value unless there is an effective registration statement under such Act and such laws covering such securities, or the Company receives an opinion of counsel acceptable to the Company stating that such sale, transfer, assignment, offer, pledge or other distribution for value is exempt from the registration and prospectus delivery requirements of such Act and such laws.

(d) Each of the Members of the Consultant, by their execution of this Agreement, severally acknowledges to the Company that he is an individual with a net worth, or a joint net worth together with his spouse, in excess of $1,000,000, or is an individual who had an individual income in excess of $200,000 in each of the prior two years and reasonably expects an income in excess of $200,000 in the current year; or is an individual who had with his/her spouse joint income in excess of $300,000 in each of the prior two years and reasonably expects an income in excess of $300,000 in the current year.

5.  Relationship Among the Parties.

(a) The Consultant acknowledges that: (i) neither it nor any of its Members is currently an officer, director or agent of the Company, (ii) it is not, and will not, be responsible for any management decisions on behalf of the Company, and (iii) it may not commit the Company to any action. The Company represents that the Consultant does not have, through stock ownership or otherwise, the power to control the Company, nor to exercise any dominating influence over its management.

(b) The Consultant understands and acknowledges that this Agreement shall not create or imply any agency relationship among the Parties, and that the Consultant has no express or implied power or authority to commit the Company to any agreement, obligation or transaction in any manner whatsoever. The Company and the Consultant agree that the relationship among the Parties shall be that of independent contractor. The Consultant agrees that its Members, employees and subcontractors will be bound by the terms herein.

     6.     Effective Date, Term and Termination.
     The “Term of this Agreement” shall commence and be effective as of September 15, 2005 (the “Effective Date”) and shall terminate on December 31, 2006, unless the Term of this Agreement shall be extended by mutual agreement of the Consultant and the Company.
     7.     Payment of Expenses.
     The Company agrees to pay for or reimburse the Consultant for all actual out-of-pocket direct costs and expenses incurred by the Consultant in connection with rendering Services hereunder, including lodging, meals and travel as necessary; provided, that no expenditures in excess of $500 on any single occasion may be made by the Consultant without the prior approval of a member of the executive management of the Company. All authorized expenditures shall be reimbursed only upon presentation to the Company of vouchers and invoices evidencing such expenditures and their nature and purpose.
     8.     Services Not Exclusive.
     The Consultant shall devote such of its time and effort necessary to the discharge of its duties hereunder. The Company acknowledges that Consultant and its Members are engaged in other business activities, and that such other activities will continue during the Term of this Agreement. Subject only to the provisions of Section 9 and Section 10 below, the Consultant and its Members shall not be restricted from engaging in other business activities during the Term of this Agreement.
     9.     Confidentiality and Intellectual Property.
          (a)     The Consultant and its Members who are signatories to this Agreement, each acknowledge that it or they may have access to confidential information regarding the Company and its business. Each of the Consultant and its Members agrees that it and they will not, during or subsequent to the Term of this Agreement, divulge, furnish or make accessible to any person (other than with the written permission of the Company) any knowledge or information or plans of the Company with respect to the Company or its business, including, but not by way of limitation, the technology, intellectual property, or products of the Company, whether in the concept or development stage, or that may be marketed by the Company on the Effective Date of this Agreement or during the Term hereof. The Company recognizes that the Consultant and its Members has and will have the following information: inventions, products, prices, costs, discounts, future plans, business affairs, patents, patent applications, trademarks, process information, trade secrets, technical information, customer lists, product design information, copyrights, and other proprietary information (collectively, “Proprietary Information”) which are valuable, special and unique assets of the Company and need to be protected from improper disclosure. In consideration for the disclosure of the Proprietary Information, the Consultant and each of its Members severally agree that they shall not at any time or in any manner, either directly or indirectly, use any Proprietary Information for their own benefit, or divulge, disclose, or communicate in any manner any Proprietary Information to any third party without the prior written consent of the Company. Each of the Consultant and its Members will protect the Proprietary Information and treat it as strictly confidential. A violation of this Section 9 shall be a material violation of this Agreement. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

10.	Covenant Not to Compete.

During the Term of this Agreement, the Consultant and each of its Members warrants, represents and agrees that none of them nor any of their affiliates will, directly or indirectly, whether as an officer, director, employee, consultant or owner of more than 5% of the capital stock or other equity of any person, firm or corporation, engage in any activity in direct competition with the ZBB Storage Systems.

11.	Indemnification.

The Company agrees to indemnify and hold harmless the Consultant and its Members, agents and employees (collectively, “Consultant Affiliates”), against any losses, claims, damages or liabilities, joint or several, to which either party, or any such other person, may become subject, insofar as such losses, claims, damages or liabilities (or actions, suits or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, any preliminary prospectus, the prospectus, or any amendment of supplement thereto; or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; and will reimburse the Consultant or any such other Consultant Affiliates, for any legal or other expenses reasonably incurred by the Consultant or any such Consultant Affiliates, in connection with investigation or defending any such loss, claim, damage, liability, or action, suit or proceeding.

12.	Miscellaneous Provisions

(a) This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

(b)  All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

(c)  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

(d)  The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

(e)  The Parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the Parties pursuant to this Agreement.

(f)  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

(g)  This Agreement may not be assigned by either party hereto without the written consent of the other, but shall be binding upon the successors of the Parties.

(h)  If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through direct discussion, thereafter, any unresolved controversy or claim arising out of or relating to this Agreement or a breach thereof shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. Any provisional remedy which would be available from a court of law shall be available to the Parties to this Agreement from the Arbitrator pending arbitration. The situs of the arbitration shall be Milwaukee, Wisconsin. In the event that a dispute results in an arbitration, the Parties agree that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator.

(i)  All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier (such as Federal Express or similar express delivery service), addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses as either party may designate, upon at least ten (10) days’ written notice, to the other party.

(j)  The Agreement shall be construed by and enforced in accordance with the laws of the State of Wisconsin.

(k)  This Agreement contains the entire understanding and agreement among the Parties and supercedes in its entirety all prior agreements and understandings among any or all of the Parties and their affiliates with respect to the subject matter hereof, including, without limitation, a consulting agreement dated as of September 28, 2005 between Wharton Equity Partners, LLC and the Company (the “Wharton Consulting Agreement”); provided, that the indemnification provisions of such Wharton Consulting Agreement shall remain in full force and effect and are incorporated herein by this reference. Except as aforesaid, there are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by all Parties.

(l)  A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

(m)  This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. The Parties agree that facsimile signatures shall be binding upon all Parties to this agreement as though the signature was an original.

(n)  the provisions of this Agreement shall be binding upon all Parties, their successors and assigns.

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement to be effective as of the day and year provided herein.

CONSULTANT:

41 BROADWAY ASSOCIATES, LLC

By:	/s/ David Eisenberg
David Eisenberg, Managing Member

COMPANY:

ZBB ENERGY CORPORATION

By:	/s/ Robert Parry
Robert Parry, Chief Executive Officer

Accepted and Agreed to as
Holders of 100% of the Members
Interest in 41 Broadway Associates, LLC:

THE RUBIN FAMILY IRREVOCABLE STOCK TRUST

By:
Majorie Rubin, Trustee

BROOKBRIDGE ASSOCIATES, L.P.

By:
Peter Lewis, General Partner

THE DAVID EISENBERG TRUST

By:	/s/ David Eisenberg
David Eisenberg, Trustee

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement to be effective as of the day and year provided herein.

CONSULTANT:

BROADWAY ASOSCIATES, LLC

By:
David Eisenberg, Managing Member

COMPANY:

ZBB ENERGY CORPORATION

By:
Robert Parry, Chief Executive Officer

Accepted and Agreed to as
Holders of 100% of the Members
Interest in ZBB Broadway Associates, LLC:

THE RUBIN FAMILY IRREVOCABLE STOCK TRUST

By:	/s/ Margery Rubin, Trustee
Margery Rubin, Trustee

BROOKBRIDGE ASSOCIATES, L.P.

By:
Peter Lewis, General Partner

THE DAVID EISENBERG TRUST

By:
David Eisenberg, Trustee

/s/  David Eisenberg
EIS ASSOCIATES, LLC

By:

Barry Pomerantz

BRISTOL ASSOCIATES LLC

By:	/s/ Marissa Callan, Manager
Marissa Callan, Manager

Adam Weis